Exhibit 10.10

Agreement No.:

SHANGHAI KESHENG INVESTMENT MANAGEMENT CO., LTD.

PARTNERSHIP AGREEMENT

PARTNERSHIP AGREEMENT

GENERAL PROVISIONS

Article 1

In accordance with the Civil Code of the People’s Republic of China, the Partnership Enterprise Law of the People’s Republic of China, the Administrative Measures of the People’s Republic of China for Registration of Partnership Enterprises, and other relevant provisions, all partners hereby unanimously enter into this Partnership Agreement.

Article 2

The limited partnership enterprise established under this Agreement is a joint business organization formed by all partners on the principles of voluntariness, equality, fairness, and honesty and good faith. All partners agree to comply with the relevant laws, regulations, and rules of the State, pay taxes according to law, and operate in compliance with law.

Article 3

For purposes of this Agreement, “Project Surplus Income” means the balance remaining after deducting the investment principal invested in the Project, the investment income allocated for such Project, and post-investment incentive amounts from the income obtained by the partnership enterprise from the Project. In other words, Project Surplus Income equals the portion of income obtained by the partnership enterprise from the Project after deduction of the Project investment principal and related investment returns and incentives. For purposes of this Agreement, “Project Annualized Yield” means: (income obtained by the partnership enterprise from the Project divided by the investment principal of the Project minus 1) divided by n. The variable n means the investment period of the partnership enterprise in the Project, beginning on the date on which the Project investment is made and ending on the date on which the Project exits or the proceeds are recovered into the account of the partnership enterprise. A period of less than one year shall be calculated based on actual days.

Article 4

The currency referred to in this Agreement is Renminbi (RMB).

CHAPTER I

NAME OF THE PARTNERSHIP ENTERPRISE AND PRINCIPAL PLACE OF BUSINESS

Article 5

Name of the partnership enterprise: Shanghai Kesheng Investment Management Co., Ltd.

Article 6

Principal place of business of the enterprise: Shanghai.

CHAPTER II

PURPOSE, BUSINESS SCOPE, AND TERM OF THE PARTNERSHIP

Article 7

Purpose of the partnership: to provide stable and sustainable investment returns to partners.

Article 8

Business scope of the partnership: investment management, asset management, and investment consulting and other related services.

Article 9

Term of the partnership: 5 + 2 years.

CHAPTER III

NAMES OR BUSINESS NAMES AND ADDRESSES OF THE PARTNERS

Article 10

The partnership has a total of eleven partners, including:

General Partner: Shanghai Kesheng Investment Management Co., Ltd.
Address: [*]
Unified Social Credit Code: [*]

Limited Partner: Naiside (Shenzhen) International Trading Co., Ltd.

Address: [*]

Unified Social Credit Code: [*]

Article 11

The General Partner shall bear unlimited joint and several liability for the debts of the partnership enterprise. The Limited Partner shall bear liability for the debts of the partnership enterprise limited to the amount of its subscribed capital contribution.

CHAPTER IV

METHODS, AMOUNTS, AND PAYMENT PERIODS OF CAPITAL CONTRIBUTIONS

Article 12

The total subscribed capital contribution of all partners shall be RMB 4,000,000,000, in words: RMB Four Billion only.

Article 13

The method, amount, and payment period of the General Partner’s capital contribution are as follows: Shanghai Kesheng Investment Management Co., Ltd. shall contribute RMB 1,200,000,000 in cash, in words: RMB One Billion Two Hundred Million only, representing 30.0% of the total subscribed capital contribution, to be paid within ten working days after the basic account of the partnership enterprise is opened at a bank.

Article 14

The method, amount, and payment period of the Limited Partner’s capital contribution are as follows: Naiside (Shenzhen) International Trading Co., Ltd. shall contribute RMB 280,000,000 in cash, in words: RMB Two Hundred Eighty Million only, representing 7.0% of the total subscribed capital contribution, to be paid within ten working days after the basic account of the partnership enterprise is opened at a bank.

CHAPTER V

PROFIT DISTRIBUTION AND LOSS ALLOCATION

Article 15

During the existence of the partnership enterprise, income shall be distributed upon exit of a Project. Project income shall be distributed by the Executive Partner, namely the General Partner, as follows: 30.0% shall be shared by the Executive Partner, and the remaining 70.0% shall be distributed among all partners according to their respective paid-in capital contribution ratios.

Article 16

Investment losses incurred during the existence of the partnership enterprise shall be borne by all partners according to their respective paid-in capital contribution ratios. When the partnership enterprise liquidates its investments, the losses shall also be borne by all partners according to their respective paid-in capital contribution ratios.

CHAPTER VI

EXECUTION OF PARTNERSHIP AFFAIRS

Article 17

The General Partner, Shanghai Kesheng Investment Management Co., Ltd., shall execute partnership affairs. The executive partner shall appoint one representative to execute partnership affairs on its behalf. Other partners shall not execute partnership affairs. The executive partner shall represent the enterprise externally.

Article 18

The duties of the partner executing partnership affairs are:

(1)To manage the daily affairs of the partnership enterprise;

(2)To organize partner meetings;

(3)To report the execution of affairs to partners in June and December of each year;

(4)To report the operating and financial status of the partnership enterprise to partners in June and December of each year;

(5)	To accept supervision by all partners and the custodian bank.

Income generated from the execution of partnership affairs shall belong to the partnership enterprise, and expenses and losses incurred shall be borne by the partnership enterprise.

Article 19

The management authority of the partner executing partnership affairs includes:

(1)Investment of partnership assets;

(2)Short-term cash operations with stable returns during periods in which funds are idle;

(3)Equity investment as the investment method, with common equity as the primary form, and including, among others, preferred shares, equity warrants, convertible bonds, debt-equity hybrid instruments, and other equity investment forms;

(4)Operation, management, and disposal of investment assets;

(5)The partnership assets shall not be used to engage in any of the following acts:

1.	Using partnership assets to make real estate investments;
2.	Using partnership assets to directly engage in trading of stocks or financial derivative instruments;
3.	Engaging in any investment that may cause the partnership assets to bear unlimited liability;
4.	Using partnership assets to provide guarantees for debts other than debts of the partnership enterprise itself;
5.	Any other acts prohibited by the competent national industry authorities.

(6)All external investment projects must be reviewed and approved by the Investment Decision Committee of the partnership enterprise.

Article 20

The partnership enterprise shall establish an Investment Decision Committee, which shall consist of three chairman members appointed by the General Partner, five members recommended by the Limited Partner, and three industry experts. The Investment Decision Committee shall be convened and chaired by the chairman members.

Article 21

The Investment Decision Committee shall exercise the following powers:

(1)To review and approve Project investment proposals submitted by the partner executing partnership affairs;

(2)To review and approve Project exit proposals submitted by the partner executing partnership affairs;

(3)To review and approve Project management proposals submitted by the partner executing partnership affairs. For the above matters, approval by more than half of all committee members is required.

Article 22

A Limited Partner shall not execute partnership affairs but shall have the following rights:

(1)	To supervise the execution of partnership affairs by the partner executing partnership affairs;
(2)	To make recommendations concerning the operation and management of the enterprise;
(3)	To participate in selecting the accounting firm undertaking the audit business of the limited partnership enterprise;
(4)	To obtain the audited financial accounting report of the limited partnership enterprise;
(5)	To inspect financial accounting books and other financial materials of the limited partnership enterprise concerning matters involving its own interests;
(6)	When the interests of the limited partnership enterprise are infringed, to assert rights or bring litigation against the liable partner;
(7)	When the partner executing partnership affairs neglects to exercise rights, to urge it to exercise such rights or to bring litigation in its own name for the benefit of the enterprise.

Article 23

The partnership enterprise shall convene one partner meeting each year. The partner meeting shall be composed of all partners and shall be convened and presided over by the partner executing partnership affairs. The partner executing partnership affairs may convene an interim partner meeting according to actual circumstances.

Article 24

The partner meeting shall exercise the following powers:

(1)To change the name of the partnership enterprise;

(2)To change the business scope or principal place of business of the partnership enterprise;

(3)To dispose of real property of the partnership enterprise;

(4)To transfer or dispose of intellectual property rights of the partnership enterprise;

(5)To provide guarantees for others in the name of the partnership enterprise;

(6)To change the entrusted custodian of partnership assets;

(7)To approve the early termination or extension of the term of the partnership;

(8)To review and approve the profit distribution plan of the partnership enterprise;

(9)	To nominate or remove members of the Investment Decision Committee.

Items (1) through (7) above must be unanimously approved by all partners. Item (8) must be approved by partners representing more than half of all partners. For Item (9), the nomination of the Investment Decision Committee member of the Limited Partner shall be decided by all Limited Partners in proportion to their capital contributions; where the capital contribution represented exceeds two-thirds of the total capital contribution of the Limited Partners, the decision shall be passed.

Article 25

A Limited Partner shall not execute partnership affairs and shall not externally represent the partnership enterprise. Acts listed in Article 68 of the Partnership Enterprise Law shall not be deemed execution of partnership affairs.

Article 26

The partnership shall pay 5.0% of Project income to the partner executing partnership affairs as performance compensation. Upon liquidation of the partnership, if the cumulative assets received by all partners from the partnership enterprise do not reach their paid-in capital contributions, the partner executing partnership affairs shall not receive performance compensation.

CHAPTER VII

INFORMATION DISCLOSURE REGARDING OPERATION OF PARTNERSHIP ASSETS

Article 27

The partner executing partnership affairs shall prepare an annual management report on the operation of partnership assets and shall report to the partner meeting within thirty working days after the end of the first half of the following accounting year.

Article 28

The annual report shall disclose all major matters that occurred during the reporting period involving the partnership assets.

Article 29

If, during the operation of the partnership assets, any of the following events occurs that may materially affect the rights and interests of partners, the partner executing partnership affairs shall promptly notify all partners or convene a partner meeting:

(1)Losses to the partnership assets;

(2)Major changes in the directors, supervisors, or senior management personnel of the partner executing partnership affairs;

(3)Major events involving companies invested in by the partnership assets;

(4)The partner executing partnership affairs increasing capital, merging, dividing, dissolving, being revoked, or filing or being petitioned for bankruptcy;

(5)	Other major matters that may materially affect the rights and interests of the partners.

Article 30

Investment portfolio report of partnership assets: the partner executing partnership affairs shall report to all partners once every half fiscal year on the investment portfolio of the partnership assets. Such report shall be prepared within thirty working days after the end of each half fiscal year.

Article 31

Periodic reports, interim reports, investment portfolio reports, and other report documents concerning partnership assets shall be kept at the office of the partner executing partnership affairs and shall be available for inspection by partners free of charge during office hours. The partner executing partnership affairs shall ensure that the contents of such documents are completely consistent with the contents of documents submitted to any partner or partner meeting.

CHAPTER VIII
FINANCIAL ACCOUNTING

Article 32

The partner executing partnership affairs shall establish separate accounts for the assets managed by the partnership enterprise and conduct financial accounting in accordance with the Accounting System for Business Enterprises.

Article 33

At the end of each accounting year, the partner executing partnership affairs shall prepare financial reports, which shall be audited by an accounting firm approved by the partner meeting.

CHAPTER IX
ADMISSION AND WITHDRAWAL

Article 34

The partnership shall not admit any new Limited Partner.

Article 35

The partnership shall not admit any new General Partner.

Article 36

During the term of the partnership, except under circumstances expressly provided by laws and regulations, no partner may withdraw from the partnership. Before liquidation of the partnership enterprise, no partner may request division of partnership property.

Article 37

Where a Limited Partner, if a natural person, dies, or where a legal person or other organization terminates, its successor of rights and obligations shall automatically acquire the qualification of partner.

Article 38

Where a people’s court compulsorily enforces a partner’s property share in the partnership enterprise, the applicant for enforcement may become a partner and shall assume the rights and obligations under this Agreement.

Article 39

The identities of Limited Partner and General Partner may not be converted into each other.

Article 40

Limited Partners may transfer their shares of property in the partnership enterprise among themselves. The expenses arising from such transfer shall be borne by the transferor.

Article 41

A Limited Partner may transfer its share of property in the partnership enterprise to a person other than a partner. Before the transfer, the consent of the partner executing partnership affairs shall be obtained, and the expenses arising from the transfer of the partnership property share shall be borne by the transferor.

Article 42

Without the written consent of the General Partner, no partner may pledge its share of property in the partnership enterprise.

Article 43

Upon occurrence of any of the following circumstances, and with the unanimous consent of the other partners, a partner may be removed:

(1)Failure to perform or incomplete performance of capital contribution obligations;

(2)Causing losses to the partnership enterprise due to intentional misconduct or gross negligence;

(3)	Improper conduct in the execution of partnership affairs.

Article 44

Removal of a General Partner shall follow the following procedures:

(1)Pursuant to the arbitration procedures stipulated in this Agreement, the competent arbitration institution shall rule that the partnership enterprise may remove the General Partner in accordance with this Agreement;

(2)The partner meeting shall make a resolution expressly removing the General Partner by name;

(3)At the same time as making the resolution to remove the General Partner, the partner meeting shall make a resolution appointing the new General Partner;

(4)The newly appointed General Partner shall sign a written confirmation agreeing to be bound by this Agreement and to perform the duties and obligations of a General Partner under this Agreement.

CHAPTER X

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP ENTERPRISE

Article 45

The partnership enterprise shall be dissolved upon the occurrence of any of the following circumstances:

(1)The partnership term expires and the partners decide not to continue operation;

(2)A cause for dissolution stipulated in the partnership agreement occurs;

(3)All partners decide to dissolve;

(4)The number of partners is fewer than the statutory number for thirty consecutive days;

(5)The partnership purpose stipulated in the partnership agreement has been achieved or cannot be achieved;

(6)The business license is revoked, an order to close is issued, or the enterprise is cancelled according to law.

Article 46

Upon the occurrence of causes for dissolution, the partner executing partnership affairs shall serve as the liquidator, and the custodian bank shall assist in carrying out the liquidation.

Article 47

During liquidation, the partnership enterprise shall continue to exist but shall not carry out business activities unrelated to liquidation.

Article 48

The duties of the liquidator are:

(1)To liquidate the enterprise property and separately prepare a balance sheet and property inventory;

(2)To handle unfinished business of the partnership enterprise relating to liquidation;

(3)To pay taxes owed;

(4)To settle claims and debts;

(5)To dispose of the remaining property after the partnership enterprise has paid its debts;

(6)To participate in civil litigation activities on behalf of the partnership enterprise.

Article 49

After payment of liquidation expenses, employee wages, social insurance expenses, statutory compensation, and taxes owed, the remaining property of the partnership enterprise shall be distributed as provided in this Agreement. If, before liquidation, the property obtained by all partners from the partnership enterprise reaches their paid-in capital contributions, 30.0% of the remaining property shall be allocated to the General Partner and 7.0% to the partnership, with all partners distributing the amount according to their paid-in contribution ratios. If, before liquidation, the property obtained by all partners from the partnership enterprise does not reach their paid-in capital contributions, the partners shall first distribute the remaining property according to their paid-in contribution ratios until their paid-in capital contributions are reached. If any balance remains thereafter, 20.0%-30.0% shall be allocated to the General Partner, 7.0%-8.0% to the partnership, and all partners shall distribute the balance according to their paid-in contribution ratios.

Article 50

After liquidation is completed, the liquidator shall prepare a liquidation report, which shall be signed and sealed by all partners. Within fifteen days, the liquidator shall submit the liquidation report to the enterprise registration authority and apply for deregistration of the partnership enterprise.

CHAPTER XI
EXPENSES AND COMPENSATION FOR EXECUTION OF PARTNERSHIP AFFAIRS

Article 51

Expenses incurred by the partner executing partnership affairs in handling partnership affairs shall be borne by the partnership enterprise and paid from partnership assets.

Article 52

Without approval by the partner meeting, the partnership shall not bear the following expenses:

(1)	Project investigation expenses;
(2)	Expenses unrelated to the partnership.

For the execution of partnership affairs by the partner executing partnership affairs, the partnership shall pay management compensation to the partner executing partnership affairs. An annual management fee equal to 2.0% of the partnership paid-in capital shall be paid to the partner executing partnership affairs.

CHAPTER XII
LIABILITY FOR BREACH OF CONTRACT

Article 53

If a partner violates Article 11, Article 13, or Article 14 of this Agreement, the breaching party shall pay liquidated damages to all non-breaching parties equal to 30.0% of its subscribed capital contribution, and the non-breaching parties shall obtain the liquidated damages in proportion to their subscribed capital contributions.

Article 54

Where a partner causes losses to the partnership enterprise due to its acts, it shall bear compensation liability to the partnership enterprise. Where a partner without authority to execute partnership affairs executes partnership affairs without authorization and causes losses to the partnership enterprise or other partners, it shall bear compensation liability according to law.

Article 55

With respect to a partner removed pursuant to Article 43 of this Agreement, the paid-in property share of such removed partner in the partnership enterprise may be acquired by the other partners at a price equal to 80.0%-100.0% of the paid-in capital contribution amount of the removed partner. If two or more partners request to acquire such property share, it shall be distributed according to their contribution ratios.

CHAPTER XIII
DISPUTE RESOLUTION

Article 56

Any dispute arising from the performance of this Partnership Agreement may be resolved by the partners through consultation or mediation. If the dispute cannot be resolved through consultation or mediation, or if consultation or mediation fails, the dispute may be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing.

CHAPTER XIV
MISCELLANEOUS

Article 57

Any amendment or supplement to this Agreement shall be unanimously approved by all partners.

Article 58

This Agreement is made in three originals, each having the same legal effect, and shall become effective on the date when both parties sign and affix their official seals.

Article 59

Matters not covered in this Agreement shall be implemented in accordance with relevant provisions of the State.

The following is the signature page of this Partnership Agreement.

General Partner:

/Company Chop/ Shanghai Kesheng Investment Management Co., Ltd.

Date: January 6, 2026

Limited Partner: /Company Chop/

/Company Chop/ Naiside (Shenzhen) International Trading Co., Ltd.

Date: January 6, 2026